Exhibit 99.1

NEWS RELEASE

Contact: Desiree Smith, Controller and Interim

Principal Financial and Accounting Officer

Phone number: (210) 293-7972

Contact: Jim Fanucchi, Summit IR Group, Inc.

Phone number: (408) 404-5400

Email: ir@globalscape.com

GlobalSCAPE Announces First Quarter 2012 Financial Results

Increases Revenue 16% Compared with Q1 Fiscal 2011

SAN ANTONIO, Texas — May 8, 2012 — GlobalSCAPE, Inc. (NYSE Amex: GSB), a leading developer of secure information exchange solutions, today announced financial results for its first quarter of fiscal year 2012, ending March 31, 2012.

Revenue was $5.4 million for the first quarter of fiscal year 2012, an increase of 16 percent when compared with revenue of $4.6 million in the same quarter last year. The Company reported the increase in revenue was largely due to an increase in maintenance and support (M&S) contract renewal sales, an increase in EFT Server Enterprise license revenue, and an increased contribution from the Company’s managed solutions business. The increase in M&S renewals resulted in a 19 percent increase in the Company’s deferred revenue, to $7.8 million at the end of the first quarter of 2012, up from $6.5 million at the end of the first quarter of 2011.

The Company reported a loss of $253,000, or ($0.01) per diluted share, in the first quarter of 2012, compared with net income of $59,000, or $0.00 per diluted share, in the same quarter last year. In line with the decrease in net income, Adjusted EBITDA declined to $180,000 in the first quarter of 2012, from $555,000 in the same period last year.

Net cash (used in) provided by operating activities for the three months ended March 31, 2012 and 2011 was approximately ($663,000) and $374,000, respectively. The increase in net cash used in operating activities in the first quarter 2012 was due to the decrease in net income and decreases in accrued expenses of $448,000 and other long-term liabilities of $319,000. These decreases were somewhat offset by an increase in accounts receivable of $226,000.

“Our first quarter revenue performance reflects continued growth in our core business, plus the short-term effects of the TappIn acquisition,” said Jim Morris, GlobalSCAPE Chief Executive Officer. “We increased sales of our enterprise solutions and significantly grew recurring revenue from our managed solutions line of business during the quarter,” Morris continued. “Our net loss in the quarter was primarily the result of increased operating expenses associated with the TappIn acquisition. TappIn has established and is actively pursuing additional arrangements with original equipment manufacturers, known as OEMs, and other companies that will directly integrate TappIn into their hardware devices or participate in joint marketing and promotion activities,” Morris said. “We expect to increase net income, particularly in the second half of 2012, as we recognize additional revenue from the TappIn OEM arrangements and potentially continue to increase our core revenue.”

Quarterly Highlights

During the first quarter, GlobalSCAPE announced a new addition to the Company’s solution portfolio and gained additional industry recognitions.

In February, GlobalSCAPE announced development of a Secure Mobile Access™ module, combining TappIn, Inc.’s mobile file access with GlobalSCAPE’s proven Enhanced File Transfer (EFT) Server™ solution. This new solution allows users to securely access their business files from any popular smartphone or mobile device. The Secure Mobile Access module also allows businesses and IT departments to respond to the rapidly growing “Bring Your Own Device” (BYOD) trend, in which employees increasingly desire to use the same devices to access personal and business data. The BYOD trend previously has been problematic for IT departments as they worked to resolve conflicting demands for security and convenience. The new module represents the first significant product integration with TappIn since it was acquired by GlobalSCAPE last December.

In March, GlobalSCAPE was recognized by Info Security Products Guide as a “Global Excellence Award” winner for the second consecutive year. GlobalSCAPE’s Mail Express™ took top honors for 2012 in the “Email Management and Security” category. TappIn™ by GlobalSCAPE® also was recognized as a “Global Excellence Award” winner, taking top honors in the “Software as a Service (SaaS)/Cloud Solutions” category. This double award came one year after GlobalSCAPE’s Managed Information Xchange solution captured the SaaS/Cloud Solution award in 2011. The Global Excellence Awards recognize excellence in all areas of information security including the industry’s best products, people, and companies. A panel of more than 50 judges from a broad spectrum of industries around the world determines the finalists and winners. Winners this year were announced during an awards dinner and presentation on February 29, 2012 in San Francisco.

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Conference Call May 8, 2012 At 4:30 p.m. ET

GlobalSCAPE management will hold a conference call Tuesday, May 8, 2012 to discuss the first quarter 2012 financial results and other corporate matters at 4:30 p.m. Eastern Time/3:30 p.m. Central Time. Those wishing to join should dial 1-800-380-1061and use Conference ID # 76132578. A live webcast of the conference call will also be available in the investor relations page of the company’s website at www.globalscape.com. A webcast replay of the conference call will be available on the Company’s website through June 8, 2012.

About GlobalSCAPE

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE Amex: GSB) is a leading provider of software and services that enable customers to access and share information quickly, securely, and reliably. Beginning in 1996 with its CuteFTP® product, GlobalSCAPE has been helping businesses and consumers – including 15,000 companies in more than 150 countries – facilitate cost-effective, secure information exchange. With its 2011 acquisition of Seattle-based TappIn Inc., GlobalSCAPE also offers customers the ability to access and share documents, pictures, videos, and music – anytime, from anywhere – easily and securely, without the need for uploading, syncing, or paying for cloud storage. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2011 calendar year, filed with the Securities and Exchange Commission on March 29, 2012.

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Summary Financial Data

GlobalSCAPE, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share data)	2012	2011
Operating Revenues:
Software licenses	$2,343	$1,981
Maintenance and support	2,640	2,230
Professional services	329	404
Other	81	29

Total Revenues	5,393	4,644
Operating Expenses:
Cost of revenues	318	369
Selling, general and administrative expenses	4,152	3,194
Research and development expenses	942	785
Depreciation and amortization	316	204

Total operating expenses	5,728	4,552

(Loss) income from operations	(335)	92

Other (expense) income, net	(66)	—

(Loss) income before income taxes	(401)	92

(Benefit) provision for income taxes	(148)	33

Net (loss) income	$(253)	$59

Net (loss) income per common share—basic	(0.01)	0.00
Net (loss) income per common share—diluted

	(0.01)	0.00
Weighted average shares outstanding:
Basic	18,288	17,943
Diluted	18,288	18,699

GlobalSCAPE, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2012 (unaudited)	December 31, 2011
Current assets:
Cash and cash equivalents	$7,746	$8,861
Accounts receivable (net of allowance for doubtful accounts of $164 and $170 on March 31, 2012 and December 31, 2011, respectively)	3,648	3,433
CoreTrace receivable	911	761
Federal income tax receivable	267	244
Current deferred tax assets	553	938
Prepaid expenses	284	239

Total current assets	13,409	14,476

Fixed assets, net	1,092	1,067
Long term investments	3,000	3,000
Investment—CoreTrace	2,278	2,278
Intangible assets, net	4,594	4,815
Goodwill	12,712	12,712
Other assets	41	30

Total assets	$37,126	$38,378

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$515	$591
Accrued expenses	948	1,396
TappIn earn out, current portion	3,303	3,303
Long term debt, current portion	1,291	1,276
Deferred revenue	6,325	6,248

Total current liabilities	12,382	12,814

Deferred tax liabilities	68	573
Deferred revenue, non-current portion	1,457	1,383
Other long term liabilities	56	54
TappIn earn out, non-current portion	3,694	3,694
Long term debt, non-current portion	5,394	5,724

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, par value $0.001 per share, 10,000,000 authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001 per share, 40,000,000 authorized, 18,691,947 issued at March 31, 2012 and December 31, 2011	19	19
Additional paid-in capital	13,670	13,478
Treasury stock, 403,581 shares, at cost, at March 31, 2012 and December 31, 2011	(1,452)	(1,452)
Retained earnings	1,838	2,091

Total stockholders’ equity	14,075	14,136

Total liabilities and stockholders’ equity	$37,126	$38,378

GlobalSCAPE, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(In thousands)	2012	2011
Operating Activities:
Net (loss) income	$(253)	$59
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense (recoveries)	11	(79)
Depreciation and amortization	326	204
Stock-based compensation	199	258
Deferred taxes	(120)	(48)
Excess tax deficiency from exercise of share-based compensation	7	19
Changes in operating assets and liabilities:
Accounts receivable	(226)	691
CoreTrace receivable	(150)	(298)
Prepaid expenses	(45)	(24)
Federal income tax	(30)	80
Other assets	(11)	(7)
Accounts payable	(76)	290
Accrued expenses	(448)	(583)
Deferred revenues	472	(112)
Other long-term liabilities	(319)	(76)

Net cash (used in) provided by operating activities	(663)	374

Investing Activities:
Purchase of property and equipment	(50)	(29)
Software development costs	(80)	—

Net cash (used in) investing activities	(130)	(29)

Financing Activities:
Tax (deficiency) from stock-based compensation	(7)	(19)
Repayment of notes payable	(315)	—

Net cash (used in) financing activities	(322)	(19)

Net (decrease) increase in cash	(1,115)	326
Cash at beginning of period	8,861	11,087

Cash at end of period	$7,746	$11,413

Cash paid during the period for:
Income taxes	$—	$—

Non-GAAP Financial Measures

Adjusted EBITDA

(In thousands)

	Three Months Ended
	(Unaudited)
	March 31, 2012	March 31, 2011
Net Revenue	$5,393	$4,644

(Loss) income from operations	$(335)	$92

Net (loss) income:	$(253)	$59
Plus: Income tax (benefit) provision	(148)	33
Plus: Total other expense	66	0
Plus: Depreciation and amortization	316	204
Plus: Stock-based compensation expense	199	259

Adjusted EBITDA	$180	$555

Operating income margin	(6.2%)	2.0%

Adjusted EBITDA margin	3.3%	12.0%